UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 21, 2017
Date of Report

Q BioMed Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-193328	46-4013793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Ortoli Rosenstadt LLP	10022
(Address of principal executive offices)	(Zip Code)

(212) 588-0022
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934(§240.12b-2 of this chapter).
                            Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01                       Entry into a Material Definitive Agreement.

On April 21, 2017, we entered into a License Agreement on Patent & Know-How Technology (“Exclusive License”) with ASDERA LLC (“ASDERA”) whereby we were granted a worldwide, exclusive, license on certain ASDERA intellectual property (“ASDERA IP”).

Among the more than 60,000 US children who develop autism spectrum disorders (“ASD”) every year, approximately 20,000 become nonverbal and will have to rely on assisted living for the rest of their lives.  The ASDERA IP is intended to treat the rare pediatric condition (nonverbal disorder) during the second year of life, when children learn to speak. If the treatment window of during the second year is missed, many of these children may become non-verbal for all of their lives. Currently, there is no treatment for this nonverbal disorder. The ASDERA IP is not intended to treat other aspects of ASD or to be used beyond the estimated treatment window. The ASDERA IP consists of patent-rights and know-how relating to a product candidate named ASD-002.

The initial cost to acquire the Exclusive License is $50,000 and the issuance of 125,000 shares of our unregistered common stock subject to a leak-out conditions after the Rule 144 period has ended. In addition to royalties based upon net sales of the product candidate, if any, we are required to make additional payments upon the following milestones:

•	the filing of an investigational new drug application (the “IND”) with the US Food and Drug Administration (“FDA”);

•	successful interim results of Phase II/III clinical trial of the product candidate;

•	FDA acceptance of a new drug application;

•	FDA approval of the product candidate; and

•	achieving certain worldwide net sales.

Subject to the terms of the Agreement, we will be in control of the development and commercialization of the product candidate and are responsible for the costs of such development and commercialization.  We have undertaken a good-faith commitment to (i) initiate a Phase II/III clinical trial at the earlier of the two-year anniversary of the Agreement or one year from the FDA’s approval of the IND and (ii) to make our first commercial sale by the fifth-anniversary of the Agreement.  Failure to show a good-faith effort to meet those goals would mean that the ASDERA IP would revert to ASDERA.  Upon such reversion, ASDERA would be obligated to pay us royalties on any sales of products derived from the ASDERA IP until such time that ASDERA has paid us twice the sum that we had provided ASDERA prior to the reversion.

Item 3.02                      Unregistered Sale of Equity Securities

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 3.02.  The 125,000 shares issued in connection with entry into the Exclusive License were issued on April 25, 2017 in reliance on exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 7.01                      Regulation FD Disclosure.

On April 25, 2017, we issued a press release entitled “Q Biomed Announces Licensing Agreement for Development of Drug to Treat Rare Pediatric Disorder”. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Item 7.01 of this Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section.  The information in this Item 7.01 of this Form 8-K also shall not be deemed to be incorporated by reference into any filing under the Act or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference.

Item 9.01                      Financial Statements and Exhibits.

Exhibits.

10.1	License Agreement on Patent & Know-How Technology, dated April 21, 2017, between Q BioMed Inc. and ASDERA LLC+

99.1	Press Release entitled “Q Biomed Announces Licensing Agreement for Development of Drug to Treat Rare Pediatric Disorder”, dated April 25, 2017.

+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment and this exhibit has been submitted separately with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q BioMed Inc.
Date: April 25, 2017	By: /s/ Denis Corin Name: Denis Corin Title: President